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EXHIBIT 99B

[U S WEST  Media Group Logo]

RELEASE DATE:     APRIL 29, 1996

CONTACT:     BRUCE AMUNDSON
     (303) 793-6296

               U S WEST  MEDIA GROUP POSTS RECORD FIRST QUARTER
              PROPORTIONATE CUSTOMER, REVENUE AND EBITDA GROWTH

ENGLEWOOD, Co. - U S WEST Media Group (NYSE:UMG) today reported robust first quarter results as the company's cable, wireless and directory operations produced strong proportionate customer, revenue and EBITDA growth.
For the quarter ending March 31, Media Group reported:
* Earnings before interest, taxes, depreciation and amortization (EBITDA) of $330 million, a 25 percent increase compared with the same period last year.
*     $1.4 billion in revenue, a 25 percent increase from first quarter 1995.
* More than 6 million customers worldwide, an increase of 40 percent compared with first quarter last year.
Because Media Group participates in numerous joint ventures, the company uses proportionate accounting to reflect its relative operating revenues and expenses associated with these operations.
"When we established our targeted stock structure six months ago, I anticipated double_digit growth rates from Media Group," said Richard McCormick, U S WEST chairman and chief executive officer. "The team stepped up to the challenge and produced strong customer, revenue and cash flow growth. This performance is clearly visible given our new structure."
Chuck Lillis, U S WEST Media Group president and chief executive officer, said Media Group's first quarter performance establishes the momentum necessary for a successful year.
"We set very ambitious growth goals for 1996," Lillis said. "The strong start by all our lines of business shows we are on our way to achieving them. I am particularly pleased that we're exceeding our customer growth objectives while still focusing on making operational improvements. U S WEST Cellular, for example, produced industry-leading growth rates and improved its cash flow margin by almost three percentage points."

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Proportionate operating highlights, by line of business, for the quarter include:
* CABLE AND TELEPHONY: Subscriber growth for MediaOne, the Atlanta cable operation, continues to exceed the industry average. MediaOne ended the quarter with 497,000 customers, a 6.7 percent increase from the same quarter last year. This strong subscriber growth produced revenue of $57 million, a 10 percent increase on a comparable basis to last year. EBITDA was $27 million, a 12 percent increase. Media Group's international properties now serve 625,000 subscribers, an increase of 171 percent.
* WIRELESS: U S WEST Cellular increased its subscriber base by 54 percent on a same property basis. U S WEST Cellular now serves 1.4 million customers. This strong subscriber growth produced $240 million in revenue for the quarter, a 44 percent increase. It also led to an operating cash flow margin of 36 percent and improved operating cash flow 48 percent.
  Media Group's international properties now serve 334,000 wireless customers, a 63 percent increase.
* DIRECTORIES: U S WEST Direct continues its industry_leading revenue growth. Spurred by 12,000 new advertisers, U S WEST Direct reported revenue of $265 million, a 6 percent increase from the same period last year.
Lillis also noted that during the first quarter Media Group announced the Continental Cablevision merger. He said the proposed merger "crystallizes the Media Group strategy and positions the company as one of the world's leading cable providers." The addition of Continental will boost Media Group's owned or managed domestic cable system to 26.2 million homes passed and 16.2 million subscribers. The merger brings the number of international homes passed by Media Group cable properties to nearly 14 million.
U S WEST Media Group is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1995, U S WEST Media Group reported proportionate revenues of $5.1 billion. Media Group is one of two major groups that make up U S WEST, a company in the connections business helping customers share information, entertainment and communications services in local markets worldwide.
                                    # # #

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          KEY PROPORTIONATE OPERATING HIGHLIGHTS BY LINE OF BUSINESS
                  (ALL CHANGES ARE IN COMPARISON TO 1Q 1995)




CABLE AND TELEPHONY

MEDIAONE                                     INTERNATIONAL
 -  497,000 customers, a 6.7% increase       -  625,000 subscribers, 171% increase
- - -  Revenue of $57 million, a 5.6% increase   including the 1995 purchase of the Czech
- - -  EBITDA of $27 million, a 12.5% increase   Republic and Netherlands
                                             -  Revenue of $61 million, a 154% increase
                                             -  EBITDA loss of $9 million, an 18%
                                             improvement
TIME WARNER ENTERTAINMENT (TWE)
- - -  2.4 million customers, a 6.5% increase
(normalized for 1995 transactions)
- - -  Revenue of $634 million, a 21% increase
- - -  EBITDA of $138 million, a 15% increase
(normalized for 1995 transactions)



WIRELESS

U S WEST  CELLULAR                           INTERNATIONAL
- - -  1.4 million customers, a 54% increase     -  334,000 subscribers, a 63% increase
(on a same property basis)                   -  Revenue of $88 million, a 47% increase
- - -  Revenue of $240 million, a 44% increase   -  EBITDA of $1 million, compared to a
- - -  EBITDA of $76 million, a 48% increase     loss of $12 million last year
- - -  EBITDA, as a percent of net operating
revenue, of 36.1%



DIRECTORY AND INFORMATION SERVICES

U S WEST  DIRECT                             INTERNATIONAL
- - -  Revenue of $265 million, a 6% increase    -  Revenue of $32 million, a 129% increase
- - -  EBITDA of $133 million, a 5% increase     -  EBITDA loss of $4 million, unchanged
- - -  Net income of $78 million, a 5% increase




U S WEST  MEDIA GROUP COMBINED GAAP RESULTS

- - -  Revenue of $613 million                   -  Income of $3 million
- - -  EBITDA of $196 million                    -  Earnings per share of 0 cents